SCHEDULE 14A

                               (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                             (Amendment No.   )

   Filed by the Registrant  /X/
   Filed by a Party other than the Registrant   / /

   Check the appropriate box:
    / /  Preliminary Proxy Statement       / /  Confidential, for
    / /  Definitive Proxy Statement             use of the
    / /  Definitive Additional Materials        Commission Only (as
    /X/  Soliciting Material Pursuant to        permitted by Rule
         Rule 14a-11(c) or Rule 14a-12          14a-6(e)(2))


                            THE DWYER GROUP, INC.
              (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         ----------------------------------------------------------
             (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER
                            THAN THE REGISTRANT)

   Payment of filing fee (check the appropriate box):

   /X/  No fee required.

   / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1) Title of each class of securities to which transaction applies:

        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)   Proposed maximum aggregate value of transaction:

        5)   Total fee paid:

   / /  Fee paid previously with preliminary materials.

   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        1)   Amount Previously Paid:

        2)   Form, Schedule or Registration Statement No.:

        3)   Filing Party:

        4)   Date Filed:

   Filed by The Dwyer Group, Inc. pursuant to Rule 14a-12 under the Securities Exchange Act of 1934. Subject Company: The Dwyer Group, Inc. Commission File No. 0-15227

   [The following is the transcript of a video communication that was disseminated on May 12, 2003.]

                              VIDEO TRANSCRIPT

   On behalf of The Dwyer Group's Board of Directors and our Executive Staff, as well as our world headquarters team, I want to thank you for taking the time to view this recording.

   I believe you will find this brief message to be exciting and inspiring, and most importantly it may help you find the courage that's inside of you to dream new dreams and take your own company to even higher heights of achievement.

   At The Dwyer Group we have the habit of repeatedly saying, "If you do what you've always done, you'll get what you've always gotten." We strive hard to practice what we preach and, while we believe we have been achieving great results, and have consistently looked for new innovative solutions, we recently decided it is time to enter the gateway to even greater opportunities for success.

   It's no accident that our Reunion theme for 2003 is Gateway to Success which means an opening, an entrance, a passage to a new frontier or in the case of The Dwyer Group a new era. I'd like to step back in time about 10 years when The Dwyer Group had entered what at that time was a new era.

   It was 1993 when the late Don Dwyer, my father had the vision of taking his company public. Don's primary idea was to create a vehicle that would help the company reach a whole new level of growth so that all people involved would live happier more successful lives.

   Unfortunately, with his untimely death in 1994, Don had very little time to experience the public environment. As most of you know, the family, along with the Board of Directors, which had only recently been formed at the time of Don's death, and a young management team, which had worked together previously, but not without Don's leadership, were left the daunting task of moving the company forward. That meant keeping Don's dream alive, while also serving the needs of stockholders, franchisees and associates.

   From 1995 to 1998 all parties involved worked hard to get our house in order and while we made progress we realized by mid-1998 that we were at a critical turning point. We sold two major franchise divisions, we acquired Glass Doctor, we reduced our overhead by approximately one million dollars and we restructured the management team.
   Subsequently, energized and confident about our future, we enthusiastically reminded the public marketplace and investment community about this thriving company in Waco, Texas...The Dwyer Group.

   From 1999 to 2002 we were highly focused on building value for associates, franchisees, end-user customers and of course, our shareholders. The organization as a whole made progress on all fronts, from solidifying our brands to increasing support and services to franchisees, ramping up franchise sales and creating our own frontline software system. Despite all the challenges going on in the marketplace, from the dot com bubble bursting to the Enron scandals, the value of our stock doubled. Even so, management believes that our stock price still has never truly reflected the tremendous results we have been producing.

   Today it's become more difficult and more expensive to operate public companies. Furthermore, in recent years, Wall Street has begun to look anew at franchising and certain investors see it as an alternative to buying stocks. In the past couple of years, it hasn't been unusual for The Dwyer Group to be approached by strategic as well as private equity groups that were looking for a shining star to add to their portfolios. All of this time, we were constantly evaluating our own options and seeking opportunities that would take our well-tuned company to a new level. We began to believe that remaining in the public marketplace was not our number one choice. Although we never lost sight of making long-term investments in our business, we found ourselves being somewhat trapped by our desire to constantly achieve increases in earnings so that we would gain more market approval and appreciation. And yet, the market never quite realized the company's true value.

   We decided that the best way to take control of our destiny would be to partner up with a first-class organization that would pay The Dwyer Group's shareholders a premium price for their shares and offer our associates and franchisees a gateway to an even greater future as a private company.

   As you may have already read in the press release, the Board of Directors, after several months of due diligence, meetings and negotiations is proud to announce the signing of a merger agreement by The Dwyer Group and an affiliate of The Riverside Company. The Riverside Company is a private equity firm that specializes in acquiring and building companies that it calls "little leaders" - that is, smaller companies that exhibit top market share in their specific industries. In its 15-year history, Riverside has worked with the management teams at nearly 70 companies to grow operations and earnings to a new plateau. Riverside views its role as a partnership and we believe that great things are in store for all of us through this team approach.

   These are two cultures that are meant to be together. The Dwyer family and members of the executive management will continue their active involvement with the business and hold equity interests in the merged company. With Riverside's financial savvy and resources and the experience and commitment of The Dwyer Group's management team, we will have truly passed through the gateway to a new frontier.

   I know that you have questions and we want to answer them. In an attempt to answer questions as quickly as possible we've identified what we believe will be the most frequently asked questions. I'm going to ask and answer them during the next few minutes:

   First Question:     What will this merger mean to me as a franchisee?

   Answer: It means that you will be part of the same exciting company with two differences: your company will no longer be public and it will have the resources and freedom to climb to new levels of accomplishment. Plus, there are four other key points to keep in mind:
                       1. The existing executive management team will remain in place and we will be responsible for the day-to-day management of the company.
                       2.   We will continue to focus on providing
                            superior service and support to our
                            franchisees to help you build your
                            businesses.
                       3.   We intend to increase the size and
                            capabilities of our franchise sales team so that we can capture market share at a quicker pace, which further enhances the value of the brands.
                       4.   We also plan to focus on acquiring
                            complementary service companies that will enhance our whole value proposition.

   Question:           When will the transaction be complete?

   Answer: The transaction is subject to approval by the stockholders of The Dwyer Group and other closing conditions. Because the stockholders' approval is sought through a proxy statement that will be subject to review by the Securities and Exchange Commission, and certain other pieces of the puzzle must fall into place to complete the transaction, the closing may not occur for several months.

   Question:           Those of you who are stockholders are probably
                       asking: What will the merger mean to me?

   Answer: It means that you will receive a proxy statement, which will contain important information about the merger. You will then be asked to place a vote of your shares to approve the transaction.

   Question:           What happens to the existing board of directors?

   Answer: Upon the closing, the merged company will have a new board of directors, which is expected to initially include four representatives of
                       Riverside, two identified by Dwyer management and me.

   Question:           Will the company's name change?

   Answer:             No

   Question:           What will be Riverside's official role in the
                       business moving forward?

   Answer: Riverside will be the majority stockholder; yet will rely on the existing management team to run the day-to-day operations. Riverside will be a resource for the management team, financially as well as strategically.

   Question:           As a stockholder, how much money will I get?

   Answer: The merger consideration is $6.75 per share, payable at the closing.

   Question:           Will the management of my franchise company
                       change?

   Answer: There are no plans to change franchise company management as a result of the transaction.

   Question:           Does this change my franchise agreement in any
                       way?

   Answer:             No

   I'm sure there will be additional questions and we will answer them as time goes on. In closing, I want to say that I personally am more excited about the future than ever before and I know that if Don Dwyer were here today he would be proud of the courage we had to take this step to change the things that we were doing that didn't produce the results we wanted and deserved. We realize that our destiny isn't a matter of chance, but a matter of choice. Together let's enter this gateway and achieve our grandest dreams.

   SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
   This presentation may contain forward-looking statements that involve risks and uncertainties. Important factors, which could cause actual operating results to differ materially from those in the forward-looking statements, include, but are not limited to, general business conditions, competition, taxes and government regulations. The Dwyer Group undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

   Investors and security holders are advised to read the proxy statement regarding the proposed merger when it becomes available because it will contain important information. Such proxy statement will be filed with the Securities and Exchange Commission by The Dwyer Group. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by The Dwyer Group at the Securities and Exchange Commission's website at www.sec.gov. The proxy statement and other such documents may also be obtained from The Dwyer Group by directing such request to The Dwyer Group, 1010 North University Parks Drive, Waco, TX 76707, 254/745-2400.

   The Dwyer Group and its executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of The Dwyer Group with respect to the transactions contemplated by the merger agreement. Information regarding such officers and directors is included in The Dwyer Group's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2003. This document is available free of charge at the Securities and Exchange Commission's website at www.sec.gov.